UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2019

OLYMPIC STEEL, INC.

(Exact Name of Registrant as Specified in its Charter)

Ohio	0-23320	34-1245650
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22901 Millcreek Boulevard, Suite 650 Highland Hills, Ohio		44112
(Address of Principal Executive Offices)		(Zip Code)

(216) 292-3800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, without par value	ZEUS	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2019, as part of its management succession process, the Board of Directors (“Board”) of Olympic Steel, Inc. (the “Company”) elected Andrew S. Greiff as President and Chief Operating Officer, effective January 1, 2020. Mr. Greiff will succeed David A. Wolfort, who has served as President since January 2001. Mr. Wolfort will remain employed by the Company as a senior advisor and will continue to serve as a member of the Board.

Mr. Greiff, age 58, currently serves as the Company’s Executive Vice President and Chief Operating Officer, a position he has held since August 2016. Mr. Greiff previously served as President, Specialty Metals, from 2011 to 2016 after having joined the Company in 2009 as Vice President of Specialty Metals. Prior thereto, Mr. Greiff spent 24 years in various positions within the steel industry and served as the President and Chief Executive Officer of his own steel trading company. Mr. Greiff is a past director of Hawken School and the Metals Service Centers Specialty Metals Product Council.

On December 20, 2019, the Company and Mr. Greiff entered into an employment agreement (the “Employment Agreement”), effective January 1, 2020. Under the Employment Agreement, Mr. Greiff will serve as President and Chief Operating Officer of the Company for a term ending January 1, 2025. The term will be automatically renewed on January 1, 2025 for an additional three years unless either the Company or Mr. Greiff provides six months advance notice of a desire to not renew the term. Under the Employment Agreement, Mr. Greiff will receive a base salary of $675,000 per year, subject to possible increases as determined by the Board or a duly authorized committee thereof. During the period of employment, Mr. Greiff will be eligible to participate in certain welfare and retirement plans of the Company. In addition, Mr. Greiff will be eligible for an annual performance bonus under the Company’s Senior Management Compensation Plan in place as of 2018, as amended (the “Bonus Plan”), or such other bonus plan that may replace such plan, with the actual payout determined based on the Company’s performance against specific target levels as determined by the Board or an authorized committee thereof. Mr. Greiff will be eligible to participate in any long-term incentive plan, which may be created or amended by the Board from time to time. If the Company terminates Mr. Greiff’s employment other than due to “good cause” or “disability” (as each term is defined in the Employment Agreement) during the term of the Employment Agreement and the termination does not otherwise entitle Mr. Greiff to payments under his Management Retention Agreement with the Company, subject to execution by Mr. Greiff of a customary release of claims against the Company, Mr. Greiff will receive a lump sum payment of his compensation (base salary and, at the discretion of the Compensation Committee of the Board, a pro-rata portion of the performance bonus that would have been earned for the year of termination) and continued benefits under the Employment Agreement for the period ending on the earlier of (i) January 1, 2025 (or January 1, 2028 if the Employment Agreement is renewed) or (ii) the second anniversary of the termination of his employment. If Mr. Greiff’s employment terminates during the term of the Employment Agreement due to death or disability, and he or his beneficiaries are not entitled to any payments under his Management Retention Agreement with the Company, Mr. Greiff or his estate or beneficiaries will continue to receive his base salary for twelve months and his spouse and minor children will be entitled to twelve months of continued health insurance at the expense of the Company. The Employment Agreement includes non-competition and non-solicitation covenants that will be in effect while Mr. Greiff is employed by the Company and for the two-year period following the termination of his employment. Compensation under the Employment Agreement is subject to potential clawback in certain circumstances as further described in the Employment Agreement.

The foregoing is only a brief description of the material terms of the Employment Agreement, does not purport to be a complete description of the Employment Agreement, and is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.41 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits
Exhibit Number	Description
10.41	Andrew S. Greiff Employment Agreement effective as of December 20, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLYMPIC STEEL, INC.

December 27, 2019	By:	/s/ Richard A. Manson
Richard A. Manson Chief Financial Officer